Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-112382, 333-112376 and 333-106706) and in the Registration Statements on Form S-8 (Nos. 333-133543, 333-124467, 333-114003, 333-106189, 333-87164, 333-57896 and 333-46108) of Sirenza Microdevices, Inc. of our report dated April 3, 2006 relating to the financial statements of Micro Linear Corporation, which appears in the Current Report on Form 8-K/A of Sirenza Microdevices, Inc. dated November 16, 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 15, 2006